As filed with the Securities and Exchange Commission on March 4, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
THE BRINK’S COMPANY
(Exact name of registrant as specified in its charter)

Virginia	54-1317776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 Bayberry Court
P.O. Box 18100
Richmond, Virginia 23226-8100
(Address of Principal Executive Offices) (Zip Code)

THE BRINK’S COMPANY KEY EMPLOYEES’ DEFERRED COMPENSATION PROGRAM
(Full title of the plan)

Lindsay K. Blackwood, Esq.
Executive Vice President, General Counsel and Corporate Secretary
The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, Virginia 23226-8100
(804) 289-9600
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (this “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in The Brink’s Company Key Employees’ Deferred Compensation Program (the “Plan”) covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by The Brink’s Company (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference, to the extent that such documents are considered filed with the Commission:

(1) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021.

(2) All reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 2021.

(3) The description of the Registrant’s common stock contained in Exhibit 4.1 to its Annual Report on Form 10-K for the year ended December 31, 2019, filed February 28, 2020, which updates Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission as of December 4, 1995, including any amendment thereto or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent such documents are considered filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The deferred compensation obligations being registered pursuant to the Plan represent obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan, which is filed as Exhibit 10.1 to this Registration Statement.

The Plan is intended to provide an opportunity to a select group of management or highly compensated employees of the Registrant and its subsidiaries to defer (a) up to 50% of their base salary;

(b) up to 90% of their annual cash incentive payment awarded under the cash incentive plans of the Registrant; (c) up to 80% of any stock unit awards granted in the Registrant’s annual cycle; (d) amounts that are prevented from being deferred and/or contributed to the Registrant’s 401(k) Plan (the “Savings Plan”) as matched Registrant contributions as a result of limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”); and/or (e) such other amounts as the Committee (as defined below) will in its sole discretion allow. The Plan also provides certain employees with (a) matching contributions with respect to salary deferrals and deferrals of certain cash incentive awards and (b) crediting under the Plan of matching contributions that are not eligible to be made under the Savings Plan as a result of limitations imposed by the Code. The Program is administered by the Compensation and Human Capital Committee (the “Committee”) or the Committee’s delegate.

The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future according to the Plan from the general assets of the Registrant or from an unsecured grantor trust established by the Registrant, and rank equally with other unsecured and unsubordinated indebtedness of the Registrant.

The form and amount of compensation to be deferred by each Participant will be determined based on the deferral election of each Participant and in accordance with the terms of the Plan. Compensation deferred pursuant to the Plan is credited by book entry to a Participant’s account, together with any discretionary contributions, as set forth in the Plan. The Plan provides for the deemed investment of a Participant’s deferred compensation in such investments as a Participant may have elected from among various election options. Each Participant’s account is a bookkeeping account only, the returns on which are measured by the performance of such Participant’s deemed investment vehicles, and will be adjusted to reflect the investment experience, whether positive or negative, of such Participant’s deemed investment vehicles, including any appreciation or depreciation.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, except in the event of separation from service, death, disability or, at the Participant’s request, an unforeseeable emergency within the meaning of Section 409A of the Code, as described in the Plan. The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.

Except as expressly provided in the Plan, no Participant may transfer, alienate or otherwise encumber the Participant’s interest in the Plan. The Obligations under the Plan are not assignable or transferable. There is no trading market for the Obligations. The Obligations will not have the benefit of any lien on any specific property of the Registrant.

No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

The Registrant may amend or terminate the Plan at any time in accordance with its terms and Section 409A of the Code. The foregoing summary of the Plan is qualified in its entirety by reference to the Plan document.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Virginia Stock Corporation Act, unless otherwise required by its Second Amended and Restated Articles of Incorporation (the “Articles”), the Registrant is required to indemnify a director or officer who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the Registrant against reasonable expenses incurred in connection with the proceeding. Such Act also authorizes Virginia corporations to provide additional indemnification in certain specified instances. Accordingly, Article VIII of the Articles of the Registrant provides that each officer, director or employee of the Registrant shall be entitled to indemnity, including indemnity with respect to a proceeding by or in the right of the Registrant, to the fullest extent required or permitted under the provisions of the Virginia Stock Corporation Act as in effect from time to time, except for an indemnity against willful misconduct or a knowing violation of the criminal law. Furthermore, the Registrant is required to promptly pay for or reimburse the reasonable expenses, including attorneys’ fees, incurred by an officer, director or employee of the Registrant in connection with any proceeding (whether or not made a party) arising from his or her status as such officer, director or employee, in advance of final disposition of any such proceeding upon receipt by the Registrant from such officer, director or employee of (a) a written statement of good faith belief that he or she is entitled to indemnity by the Registrant and (b) a written undertaking, executed personally or on his or her behalf, to repay the amount so paid or reimbursed if after final disposition of such proceeding it is determined that he or she did not meet the applicable standard of conduct.

Certain officers of the Registrant have indemnification contracts with the Registrant. The contracts provide indemnification to the same extent as the Articles and provide for the advancement of attorneys’ fees. The Registrant also has directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Second Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q, filed July 31, 2015)

4.2	Bylaws of the Registrant, as amended and restated (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed April 6, 2021)

5.1*	Opinion of Lindsay K. Blackwood, Esq., General Counsel

10.1
The Brink’s Company Key Employees’ Deferred Compensation Program (incorporated herein by reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed February 28, 2022)

23.1*	Consent of KPMG LLP

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Lindsay K. Blackwood, Esq. (included in Exhibit 5.1)

24.1*	Powers of Attorney (included in signature page)

107*	Filing Fee Table
* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southlake, State of Texas, on the 4th day of March, 2022.

THE BRINK’S COMPANY
By:	/s/ Douglas A. Pertz
Name:	Douglas A. Pertz
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Doug A. Pertz and Ronald J. Domanico, his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Douglas A. Pertz	President and Chief Executive Officer	March 4, 2022
Douglas A. Pertz	(Principal Executive Officer)

/s/ Ronald J. Domanico	Executive Vice President and Chief Financial Officer	March 4, 2022
Ronald J. Domanico	(Principal Accounting Officer)

/s/ Michael Sweeney	Controller	March 4, 2022
Michael Sweeney	(Principal Accounting Officer)

/s/ Kathie J. Andrade	Director	March 4, 2022
Kathie J. Andrade

/s/ Paul G. Boynton	Director	March 4, 2022
Paul G. Boynton

/s/ Ian D. Clough	Director	March 4, 2022
Ian D. Clough

/s/ Susan E. Docherty	Director	March 4, 2022
Susan E. Docherty

/s/ Michael J. Herling	Director	March 4, 2022
Michael J. Herling

/s/ A. Louis Parker	Director	March 4, 2022
A. Louis Parker

/s/ George I. Stoeckert	Director	March 4, 2022
George I. Stoeckert

/s/ Timothy J. Tynan	Director	March 4, 2022
Timothy J. Tynan